Exhibit 99.1

Juniata Valley Financial Corp. Announces Second Quarter 2022 Results

Mifflintown, PA, July 21, 2022 (GLOBE NEWSWIRE) --

Juniata Valley Financial Corp. (OTCQX:JUVF) (“Juniata”), announced net income for the three months ended June 30, 2022 of $2.0 million, an increase of 14.0%, compared to net income of $1.7 million for the three months ended June 30, 2021. Earnings per share, basic and diluted, increased 14.3%, to $0.40, during the three months ended June 30, 2022, compared to $0.35 during the three months ended June 30, 2021. Net income for the six months ended June 30, 2022, increased 21.5%, to $4.1 million, compared to net income of $3.4 million for the six months ended June 30, 2021. Earnings per share, basic and diluted, increased 22.4% during the six months ended June 30, 2022, to $0.82, compared to basic and diluted earnings per share of $0.67 during the corresponding 2021 period.

President’s Message

President and Chief Executive Officer, Marcie A. Barber stated, “We are very pleased that we continued to build on the momentum generated during the first quarter as we posted record net income through the first half of the year. During the second quarter, we saw robust loan growth of nearly $30 million, while asset quality remained strong. We continue to focus on expanding our lending footprint through organic growth and strategic partnerships, with a vigilant eye on the uncertain economic outlook for our market area and the nation.”

Financial Results Year-to-Date

Annualized return on average assets for the six months ended June 30, 2022, was 1.00%, an increase of 19.0% compared to the annualized return on average assets of 0.84% for the six months ended June 30, 2021.  Annualized return on average equity for the six months ended June 30, 2022 was 13.85%, an increase of 52.2% compared to the annualized return on average equity of 9.10% for the six months ended June 30, 2021.

Net interest income was $12.0 million during the six months ended June 30, 2022 compared to $10.1 million during the comparable 2021 period. Average earning assets increased $26.7 million, or 3.5%, to $780.6 million, during the six months ended June 30, 2022, compared to the same period in 2021, due to an increase of $43.7 million, or 14.2%, in average investment securities. The increase in average investment securities was partially offset by a decline of $9.8 million in average loans, primarily due to the forgiveness of PPP loans. While the average loan volume declined between the first six months of 2022 compared to the 2021 period, total loan yield increased by 39 basis points, mostly due to interest collected on a previously charged off nonaccrual loan, as well as from the increase in market interest rates as both the prime rate and federal funds target range increased by 150 basis points during the first half of 2022. The yield on earning assets increased 25 basis points, to 3.42%, in the first half of 2022 compared to same period in 2021, while the cost to fund interest earning assets with interest bearing liabilities decreased 16 basis points, to 0.46%. Average interest bearing liabilities increased by $9.7 million, or 1.8%, compared to the comparable 2021 period, due to growth in interest-bearing demand and savings deposits, which were partially offset by declines in time deposits, as well as short- and long-term borrowings due to reductions in FRB advances and FHLB borrowings. The net interest margin, on a fully tax equivalent basis, increased from 2.75% during the six months ended June 30, 2021, to 3.12% during the six months ended June 30, 2022.

A loan loss provision expense of $250,000 was recorded during the six months ended June 30, 2022, compared to a provision credit of $279,000 in the six months ended June 30, 2021. While Juniata continued to experience favorable asset quality trends and net recoveries during the first half of 2022, elevated qualitative risk factors were considered in its allowance for loan loss analysis for certain loan segments due to the uncertainty in the economy and the potential for a recession as inflation, labor shortages and supply chain disruptions remain prevalent. Additionally, loan growth of 5.4% as of June 30, 2022 compared to December 31, 2021 also factored into the increase in Juniata’s loan loss provision during the six months ended June 30, 2022.

Non-interest income was $2.7 million during the six months ended June 30, 2022 compared to $2.6 million during the six months ended June 30, 2021, an increase of 3.3%. Most significantly impacting the comparative six month periods was a $1.1 million loss on sales and calls of securities in 2022 due to the execution of a balance sheet and regulatory capital management strategy in which $1.1 million in security losses were offset by $1.2 million in gains from the termination of two derivatives contracts, recorded in other non-interest income. Additionally, the value of equity securities during the six months ended June 30, 2022 declined by $181,000 compared to the six months ended June 30, 2021 due to declines in bank stock market values, which were partially offset by increases of $74,000 in customer service fees and $51,000 in life insurance proceeds in the 2022 period.

Non-interest expense was $9.9 million during the six months ended June 30, 2022 compared to $9.5 million during the six months ended June 30, 2021, an increase of 4.6%. Most significantly impacting non-interest expense in the comparative six month periods was a $359,000 increase in employee compensation and benefits expense due to temporary duplication of compensation and benefits expense as a result of employee transitions, as well as increased medical claims expenses. Also contributing to the increase in non-interest expense was a $42,000 decline in the gain on other real estate owned during the six months ended June 30, 2022 versus the comparable 2021 period.

The income tax provision increased by $226,000 during the six months ended June 30, 2022, resulting from higher taxable income compared to the same period in 2021.

Financial Results for the Quarter

Annualized return on average assets for the three months ended June 30, 2022 was 0.97%, an increase of 14.1%, compared to 0.85% for the three months ended June 30, 2021. Annualized return on average equity for the three months ended June 30, 2022 was 15.53%, an increase of 62.8%, compared to 9.54% for the three months ended June 30, 2021.

Net interest income was $6.0 million for the three months ended June 30, 2022 compared to $5.2 million for the three months ended June 30, 2021. Average earning assets increased $25.6 million, or 3.3%, to $792.5 million during the three months ended June 30, 2022, compared to the same period in 2021, predominantly due to an increase of $39.5 million, or 12.2%, in average investment securities, partially offset by a decline of $7.2 million, or 1.7%, in average loans. The yield on earning assets increased 25 basis points, to 3.40%, during the three months ended June 30, 2022 compared to same period in 2021 partly due to the increase in market interest rates as both the prime rate and federal funds target range increased by 125 basis points, as well as from interest collected on a previously charged off nonaccrual loan. Over the same three month periods, the cost to fund interest earning assets with interest bearing liabilities decreased 11 basis points, to 0.48%, primarily due to a greater amount of higher-cost long-term debt present in the 2021 period. During the three months ended June 30, 2022, average interest bearing liabilities increased by $10.4 million, or 1.9%, compared to the comparable 2021 period, mainly due to growth in interest-bearing demand and savings deposits, partially offset by declines in time deposits and short-and long-term debt. The net interest margin, on a fully tax equivalent basis, increased from 2.76% during the three months ended June 30, 2021 to 3.08%, during the three months ended June 30, 2022.

Juniata recorded a loan loss provision expense of $222,000 in the three months ended June 30, 2022 compared to a provision credit of $200,000 in the comparable 2021 period. Loan growth, coupled with the continued uncertainty in the economic outlook due to inflation, labor shortages and supply chain disruptions, resulted in an increased loan loss provision, despite favorable asset quality trends and net recoveries during the three months ended June 30, 2022.

Non-interest income in the three months ended June 30, 2022 was $1.4 million compared to $1.3 million in the three months ended June 30, 2021, an increase of 6.1%. Most significantly impacting non-interest income in the comparative three month periods was a $1.1 million loss on sales and calls of securities during the three months ended June 30, 2022 which was offset by $1.2 million in gains from the termination of two derivatives contracts recorded in other non-interest income. The securities were sold, and the derivative contracts terminated, as part of a balance sheet and regulatory capital management strategy. Also affecting the change in non-interest income between the three months ended June 30, 2022 and 2021 was a $65,000 decline in the value of equity securities, which was partially offset by $51,000 in life insurance proceeds recorded in the 2022 period.

Non-interest expense was $5.0 million for the three months ended June 30, 2022, compared to $4.9 million for the three months ended June 30, 2021, an increase of 3.3%. Most significantly impacting non-interest expense in the comparative three month periods was a $151,000 increase in employee compensation expense during the three months ended June 30, 2022 due to temporary duplication of compensation expense as a result of employee transitions, which was partially offset by a $23,000 decline in data processing expense over the same periods.

An income tax provision of $177,000 was recorded in the three months ended June 30, 2022, compared to an income tax provision of $89,000 recorded during the three months ended June 30, 2021 predominantly due to higher taxable income recorded during the 2022 period.

Financial Condition

Total assets as of June 30, 2022 were $817.7 million, an increase of $7.1 million, or 0.9%, compared to total assets of $810.5 million at December 31, 2021. Over this period, outstanding loans and deposits increased by $22.8 million, or 5.4%, and $11.4 million, or 1.6%, respectively, while investment securities decreased by $31.8 million, or 9.5%. Operating cash flows, as well as the proceeds from the sales of debt securities, were used to repay a $10.0 million brokered demand deposit, and to fund loan growth. As of June 30, 2022, short-term borrowings increased by $20.0 million compared to December 31, 2021 as Juniata reverted to using FHLB short-term borrowings to supplement core deposits to satisfy its funding needs in lieu of brokered demand deposits.

Subsequent Event

On July 19, 2022, the Board of Directors declared a cash dividend of $0.22 per share to shareholders of record on August 16, 2022, payable on September 1, 2022.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission. Accordingly, the financial information in this release is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with nineteen community offices located in Juniata, Mifflin, Perry, Huntingdon, McKean, Centre and Potter Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through the Pink Open Market under the symbol JUVF.

Forward-Looking Information

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this forward-looking information. Many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether because of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the Securities and Exchange Commission.

Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share data)	(Unaudited)
	June 30, 2022	December 31, 2021
ASSETS
Cash and due from banks	$14,435	$12,928
Interest bearing deposits with banks	8,239	598
Federal funds sold	—	—
Cash and cash equivalents	22,674	13,526

Interest bearing time deposits with banks	245	735
Equity securities	1,044	1,124
Debt securities available for sale	303,627	335,424
Restricted investment in bank stock	2,587	2,116
Total loans	441,079	418,303
Less: Allowance for loan losses	(3,813)	(3,508)
Total loans, net of allowance for loan losses	437,266	414,795
Premises and equipment, net	8,246	8,371
Other real estate owned	—	87
Bank owned life insurance and annuities	16,881	16,852
Investment in low income housing partnerships	1,906	2,306
Core deposit and other intangible assets	148	175
Goodwill	9,047	9,047
Mortgage servicing rights	101	120
Accrued interest receivable and other assets	13,891	5,840
Total assets	$817,663	$810,518
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$196,322	$182,022
Interest bearing	523,535	526,425
Total deposits	719,857	708,447

Short-term borrowings and repurchase agreements	25,029	4,227
Long-term debt	20,000	20,000
Other interest bearing liabilities	1,021	1,568
Accrued interest payable and other liabilities	5,331	4,986
Total liabilities	771,238	739,228
Commitments and contingent liabilities
Stockholders' Equity:
Preferred stock, no par value: Authorized - 500,000 shares, none issued	—	—
Common stock, par value $1.00 per share: Authorized 20,000,000 shares; Issued - 5,151,279 shares at June 30, 2022 and December 31, 2021; Outstanding - 5,003,059 shares at June 30, 2022 and 4,988,542 shares at December 31, 2021	5,151	5,151
Surplus	24,926	25,008
Retained earnings	49,196	47,298
Accumulated other comprehensive loss	(30,310)	(3,365)
Cost of common stock in Treasury: 148,220 shares at June 30, 2022; 162,737 shares at December 31, 2021	(2,538)	(2,802)
Total stockholders' equity	46,425	71,290
Total liabilities and stockholders' equity	$817,663	$810,518

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in thousands, except share and per share data)	June 30,		June 30,
	2022	2021	2022	2021
Interest income:
Loans, including fees	$5,052	$4,794	$10,160	$9,571
Taxable securities	1,609	1,187	2,986	2,193
Tax-exempt securities	40	38	80	76
Other interest income	18	6	25	11
Total interest income	6,719	6,025	13,251	11,851
Interest expense:
Deposits	550	597	1,012	1,216
Short-term borrowings and repurchase agreements	22	21	35	53
FRB advances	—	—	—	18
Long-term debt	118	213	234	425
Other interest bearing liabilities	1	1	2	3
Total interest expense	691	832	1,283	1,715
Net interest income	6,028	5,193	11,968	10,136
Provision for loan losses	222	(200)	250	(279)
Net interest income after provision for loan losses	5,806	5,393	11,718	10,415
Non-interest income:
Customer service fees	362	320	719	645
Debit card fee income	435	451	845	864
Earnings on bank-owned life insurance and annuities	59	68	111	122
Trust fees	95	115	250	227
Commissions from sales of non-deposit products	112	105	216	185
Fees derived from loan activity	102	92	232	196
Mortgage banking income	6	10	13	18
Gain (loss) on sales and calls of securities	(1,074)	54	(1,074)	58
Change in value of equity securities	(57)	8	(80)	101
Gain from life insurance proceeds	51	—	51	—
Other non-interest income	1,291	79	1,375	158
Total non-interest income	1,382	1,302	2,658	2,574
Non-interest expense:
Employee compensation expense	2,213	2,062	4,235	4,031
Employee benefits	613	614	1,314	1,159
Occupancy	319	312	650	642
Equipment	184	192	359	381
Data processing expense	650	673	1,229	1,256
Professional fees	188	195	364	383
Taxes, other than income	133	119	264	243
FDIC Insurance premiums	72	70	164	151
Gain on other real estate owned	—	—	(7)	(49)
Amortization of intangible assets	14	17	27	33
Amortization of investment in low-income housing partnerships	200	200	400	400
Other non-interest expense	442	413	893	825
Total non-interest expense	5,028	4,867	9,892	9,455
Income before income taxes	2,160	1,828	4,484	3,534
Income tax provision	177	89	386	160
Net income	$1,983	$1,739	$4,098	$3,374
Earnings per share
Basic	$0.40	$0.35	$0.82	$0.67
Diluted	$0.40	$0.35	$0.82	$0.67

Michael Wolf

Email: michael.wolf@jvbonline.com

Phone: (717) 436-7203